Exhibit 10.21

BIG JAR LIQUOR

Dealer Agreement

Party A: Shanxi Huaxin Wine Industry Development Co., Ltd.

Party B: Xiapu County Xiaonan Food Business Department

Signing date: March 10, 2023

Agreement number:

Agreement Signing Place: Huaxin Winery Office in Taiyuan, Shanxi Province

Authorized dealer contract

Supplier: Shanxi Huaxin Wine Industry Development Co., Ltd. (hereinafter referred to as Party A)

Distributor: Xiapu County Xiaonan Food Business Department (hereinafter referred to as Party B)

1. General

The two parties have reached the following terms and conditions on matters related to the distribution of Party A’s alcoholic products by Party B as the distributor of Party A.

2. Products and distribution area

1. Distributed products

Dagangjiu and Dagangjiu Series Products

2. Distribution area/channel

Party A authorizes Party B to distribute in the whole country, and the authorization period is from March 11, 2023 to March 10, 2024.

3. Annual sales tasks

Based on market capacity, dealer capabilities and operating conditions, we strive to increase sales by 15% per year.

4. Distribution qualification

1. Party B must have good financial strength;

2. Recognize the brand and value of Party A, and have a sincere desire to cooperate;

3. Have experience in sales and agency of first- and second-tier liquor brands and have good sales performance and reputation;

4. Recognize and actively cooperate with the company’s effective business policy, market strategy and operation mode;

5. It has an independent legal personality, a fixed business place and a sales force.

5. Party A’s rights and obligations

1. Party A guarantees that the products provided meet the quality and hygiene standards stipulated by the state;

2. Party A provides a full set of legal business procedures for Party A’s series of wines sold by Party B;

3. Party A provides high-quality services to Party B in terms of arranging product delivery and after-sales service;

4. Party A is obliged to provide correct and scientific guidance for Party B’s business operations and inventory management. With the development of cooperation between the two parties and the development requirements of the market at different stages, Party A will establish and improve the sales system, settlement system and logistics system. Provide guidance and support to Party B in other aspects;

5. Party A is obliged to maintain Party B’s sales channels and price stability;

6. In order to ensure the market resources of Party B, Party A shall not sell or authorize others to sell products within the authorized area of Party B (except for the products of Party A that are not authorized to be sold by Party B);

7. Party A is obliged to assist Party B to formulate a sales promotion plan and assist Party B to carry out market promotion work.

6. Party B’s rights and obligations

1. Party B’s rights

(1) enjoy the distribution rights of the products in the special product area stipulated in Article 2 of this contract;

(2) enjoy the rights stipulated in all reward clauses of Party A’s marketing plan;

(3) During the operation of Party A’s series of wines, Party B has the right to put forward opinions and suggestions on the internal quality and outer packaging quality of the products.

2. Party B’s obligations

(1) Party A shall provide Party A with legal and valid business certificates such as business licenses, and shall strictly abide by relevant national laws and regulations and industry norms, and conduct law-abiding operations;

(2) Party B shall sell the series of products planned by Party A in accordance with the regions and prices specified in the contract. Cross-regional sales and low-price sales are strictly prohibited; the first time a warning is raised, Party B shall repurchase and dump the products at the market price; for the second time It is found that, except for the deduction of Party B’s security deposit, Party A reserves the right to recover losses to Party A caused by Party B’s destruction of the market price;

(3) Party B must sell Party A’s products according to Party A’s requirements;

(4) Strictly abide by Party A’s marketing plan on the maintenance of marketing order and related regulations;

(5) Party B is obliged to fully cooperate with the market management, market promotion, market expansion and other activities carried out by Party A;

(6) Party B shall actively cooperate with Party A’s business under the guidance of Party A, establish relevant distribution systems, carry out cargo distribution and network coverage services in strict accordance with Party A’s requirements, provide sufficient storage space for product turnover, and have the obligation to provide Party A with original documents of the flow of goods truthfully;

(7) Consciously maintain the image and reputation of Party A and its products, handle complaints and related service requests from end-users of products in the agency area under the guidance of Party A, and do a good job of cooperating with relevant departments in supervision and inspection;

(8) Party B shall provide Party A with relevant sales data and competing products for Party A to analyze and formulate sales strategies;

(9) Party B shall not sell products that counterfeit or imitate Party A’s products. If Party B finds that the intellectual property rights attached to the products sold by Party A have been infringed by a third party, it is obliged to notify Party A;

(10) Party B shall not purchase Party A’s products through other channels and mix them with products directly supplied by Party A for sale, otherwise Party A has the right to terminate the cooperation.

(11) Before printing all kinds of publicity materials aimed at Party A, Party B must submit it to Party A for review and release it with the written permission of Party A;

(12) Party A shall not sign economic contracts or engage in other civil acts with a third party in the name of Party A, and Party A shall not be liable for any economic or civil disputes between Party B and any third party.

7. Product price adjustment

In order to fully protect the interests of distributors, Party A has the right to adjust product prices due to changes in the market environment, changes in supply and demand, government policies and other special circumstances, and Party A will strictly abide by the adjustment of the product price system. The following promises:

1. Ensure that the price adjustment information is notified to Party B seven working days before the official adjustment of the product price system.

2. Before the adjustment of the product price system (subject to the date of the official implementation of the new price system after the adjustment), Party B has already purchased, and Party A is not responsible for the price difference compensation for all the products after the price adjustment that Party B has purchased.

8. Delivery and settlement methods

1. Party A shall arrange for delivery within 48 hours from the date of receipt of Party B’s order.

2. Party B shall settle by cash and bank transfer.

9. Logistics

1. The products required by Party B must specify the type, quantity and time of the goods, so that Party A can arrange for delivery. Party A is responsible for timely delivery to the warehouse where Party B is located (in the urban area).

2. If the goods supplied by Party A to Party B are damaged during transportation, Party B shall accept the goods on the spot when they receive the goods. The name and quantity of the damaged products shall be signed and approved by the shipping party, and shall be notified to Party A on the same day. After clear responsibility, deal with it.

10. Market Management

1. Staffing: Party B must maintain necessary professionals for market operation in order to develop and manage the market effectively.

2. The staff of Party A are strictly prohibited from borrowing things from Party B. If there is any occurrence, it is a private act, and Party A will not bear any responsibility and loss arising therefrom.

11. Liability for breach of contract

Party A and Party B must strictly abide by the terms stipulated in this agreement, and both parties shall not breach the contract. If one party breaches the contract and causes the other party’s economic loss, compensation shall be made according to the actual loss.

12. Dispute Resolution

Disputes arising from this contract or the performance of this contract shall be resolved through friendly negotiation, the negotiation between the two parties is invalid, and both parties agree to file a lawsuit in the people’s court where Party A is located.

13. Effectiveness and continuation of the contract

1. This contract is valid from March 11, 2023 to March 10, 2024, a total of 1 year.

14. Others

For other matters not covered, the two parties shall reach an agreement through negotiation and sign a separate dealer agreement, which will have the same legal effect as this contract after stamping with the official seal.

Party A (official seal)	Party B (official seal)

Legal representative:	Legal representative:

March 10, 2023	March 10, 2023

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